STOCK PLEDGE AGREEMENT

     This agreement is made May 21, 1999, between William Richard Smith, an individual ("Smith"); and Jeff Senger, an individual ("Senger"). Concurrently with the execution of this stock pledge agreement ("Agreement"), Smith is executing and delivering to Senger a certain promissory note (the "Note") of even date hereof, in the principal amount of $63,000, the terms of which are incorporated herein.

     In order to induce Senger to accept the Note as evidence of such loan, and as further security for the payment by Smith of the Note, Smith has agreed to pledge with Senger the collateral, as described below, on the terms and conditions set forth below.

In consideration of the premises, the parties agree as follows:

     1. As security for the payment of the Note by Smith to Senger, Smith pledges, assigns and delivers to Senger all of the right, title and interest to Eighty One Million (81,000,000) shares of the capital stock of Haas Neuveaux & Company, a Colorado corporation ("HAAS"), represented by Certificate Nos. 1296 and ___________ registered in the name of Smith, together with a stock power duly endorsed by Smith in blank. Smith further agrees, without limiting the provisions of Section 2 herein, to assign, transfer and deliver to Senger, with like stock powers, immediately upon issuance, any additional shares of the capital stock of HAAS of any class hereafter issued by HAAS, issued without the express written consent of Senger. All such shares together with any substitutions for them or additional shares of any class, pledged or intended to be pledged with Senger under this agreement are here sometimes collectively called the "collateral".

     2. Smith represents, warrants and covenants to and with Senger that Smith is, on this date, the owner, free and clear of all liens, encumbrances and other charges or interests of others, of the abovementioned certificate for shares registered in Smith's name; that the shares pledged under this Agreement constitute Ninety Percent (90%) of the issued and outstanding shares of HAAS; that Smith will not sell, assign, transfer or otherwise dispose of, or mortgage, pledge or otherwise hypothecate, any of such shares; that Smith, without the express written consent of Senger, will not vote such shares so as to, or otherwise cause or permit HAAS (i) to issue any further shares of its capital stock or any options, warrants or other rights to purchase or acquire any shares of its capital stock or any securities which are convertible into shares of its capital stock; or (ii) to dissolve or liquidate; and that Smith has full power and authority to transfer and pledge the shares stated with Senger as provided herein.

     3. If no default shall have occurred and be continuing, Smith shall have the right to vote the shares stated and to exercise the other rights and privileges of the owner, but subject to the provisions of paragraph 2 above.

     4. Smith expressly agrees that (i) if, by virtue of a default by HAAS under the Note, Senger shall accelerate the indebtedness in accordance with the terms of the note; or (ii) if Smith shall violate or suffer or permit HAAS to violate any of the provisions of Section 2 above (called an "event of default"); or (iii) Senger elects to convert the indebtedness as described in paragraph 2 of the Note; Senger may, at its election, transfer the shares pledged hereto to its name and exercise all rights of owner in respect of such shares, including, without limitation, the right to vote such shares; and Smith irrevocably constitutes and appoints Senger, its attorney-in-fact to effectuate such transfer

<PAGE 2>  EXHIBIT TWO

upon the books of HAAS. In addition, Senger shall have all of the rights in respect of the collateral that are accorded it as a secured party under the Uniform Commercial Code. For the purpose of determining what constitutes reasonable notice of any sale of the collateral under the provisions of the Uniform Commercial Code, the parties agree that Ten (10) days shall be sufficient.

     5. Smith waives demand, notice, protest and notice of acceptance of this Agreement and of all other demands and notices of any description not expressly provided for here which it may lawfully waive. No delay or omission by Senger in exercising any right under this Agreement, and no partial exercise of any right under this Agreement, shall operate as a waiver of such right or of any other right under this Agreement or provided for by law. No purported waiver of any right shall be effective unless in writing signed by Senger and no waiver on one occasion shall be construed as a bar to or waiver of any such right on any other occasion. All rights of Senger under this Agreement or by law are cumulative and the exercise of one shall not be construed as a bar to or waiver of any other.

     6. Pursuant to the terms of the Note, upon payment in full of the Note, Senger shall transfer and deliver the collateral to Smith or to such other person or persons as Smith may direct, together with the stock power or powers delivered in connection with that by Smith.

     7. Notwithstanding any other provision of this Agreement, all notices and other communications given under or pursuant to this Agreement (hereafter collectively "notices") shall be in writing and shall be addressed to the party to receive them at its address or at such other address as it may later designate as provided below, and shall be sent by registered or certified mail, return receipt requested. Any party may, by like notice, change its address for receipt of further notices. Notices given in the manner stated shall be deemed given and served when mailed.

     8. Smith agrees that it will at any time and from time to time, upon request, execute and deliver such further documents and do such further acts and things as Senger may reasonably request in order to more fully effectuate the purposes of this Agreement.

     9. This Agreement shall be binding upon and shall inure to the benefit of Smith and Senger, and subject to the restrictions set forth in
Section 2 above in the case of Smith, Smith's respective legal representatives, successors and assigns. This Agreement shall be governed by and construed in accordance with the laws of the state of Florida applicable to agreements made and to be performed wholly within that state.

     In witness whereof, Smith and Senger have executed this Agreement on the date first above written.


State of Florida)
County of Miami Dade)

Sworn to and subscribed before me this
21st day of May 1999 by William Richard          /s/William Richard Smith
Smith (produced Republic of Venezuela I.D        ------------------------
#E82196664) and Jeffrey Ray Senger (produced     Willaim Richard Smith
Fla D.L#s 526-436-66-1660)

/s/Heidi Herzberger       SEAL             Heidi Herzberger
--------------------   (Notary Public)     My Commission # CC639402 Expires
Notary Public State    (State of Florida)  July 27, 2001
of Florida


                                                 /s/Jeff Senger
                                                 ________________________
                                                 Jeff Senger